Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 10-SB of Ovation Products Corporation (the "Company") of our report dated February 20, 2005, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern.


/s/ Wolf & Company, P.C.


Wolf & Company, P.C.
Boston, Massachusetts
March 24, 2005